SIAM CITY BANK PUBLIC COMPANY LIMITED

                          Pledge Agreement of Debenture

                                                             Made at Head Office

                                                             17 June 1999


We, King Power Duty Free Co., Ltd., Thai nationality, with offices at 26th-27th Floors, Siam Tower, 989 Rama I Road, Pathum Wan Sub-district, Pathum Wan District, Bangkok Metropolis, hereinafter called the "Pledgor" have made this Pledge Agreement of the Debenture issued to the person by name and given it to Siam City Bank Public Company Limited, hereinafter called the "Bank" to indicate that the Pledgor has pledged and the Bank has accepted the pledge

         Fixed Deposit Account, Passbook No. 001-3-09768-5
         Baht  62,600,101.35

totalling Baht 62,600,101.35 (Sixty-Two Million Six Hundred Thousand One Hundred and One Baht Thirty-Five Satang) which is a "debenture issued to the person by name" whereby the Bank is the debtor of the said debenture, hereinafter called the "Pledged Property" as follows :

1. The Pledgor has pledged the Pledged Property with the Bank as collateral for the overdraft, loan, debts related to letter of credit, trust receipt, issuance of letter of guarantee of all types, sale of discounted promissory note, aval, guarantee of promissory or other debts related to the promissory note, debts related to guarantee or any other debt the Pledgor and/or -, hereinafter called "the said debtor," owed to the Pledgee at the time of entering into this agreement or the future debt for an amount of Baht 62,000,000.00 (Sixty-Two Million Baht Only.) and all accessories thereof according to Section 748 of the Civil and Commercial Code. The Pledgor agrees to pay the maximum interest rate as announced by Siam City Bank Public Company Limited, which at present is 18.00% p.a.

2. The Pledgor confirms and promises that the Pledgor owns/has the right on the Pledged Property legally and it is free of proprietary interest or preferential right or right or encumbrance at the time of entering into this agreement.

3. On the signing date of this agreement, the Pledgor has recorded the pledge on the Pledged Property and handed it over to the Bank for retention.

4. The Pledgor agrees not to exercise the right to withdraw the money from the Pledged Property, unless for payment of debt to the Bank only.

5. In case the right on the Pledged Property becomes due prior to payment of debt, the Pledgor consents to extend validity of the deposit further, which shall be deemed the pledge under this agreement continuously.

6. Should any problem has arisen regarding ownership/right of the Pledgor in the Pledged Property and/or the said debtor is in default of payment of debt or the Pledgor is in breach of any clause of this agreement, the Bank is entitled to immediately call for payment of debt and enforce the pledge.

7. Due to the fact that the Bank is the debtor of the Pledged Property and also the Pledgee, therefore the Bank and the Pledgor agree that this agreement shall serve as a notice of the pledge to the debtor of debenture as stipulated in Section 752 of the Civil and Commercial Code as well.

The Pledgor, having understood the contents of this agreement entirely, hereunder signs his name (and affix seal, if any) in the presence of witnesses.

         SEAL                   - signed -                     Pledgor
                     (King Power Duty Free Co., Ltd.)

                                  - signed -                   Witness
                     (Mr. Siripon Tantichotiwat)



                                  - signed -                   Witness
                     (Mr. Wisut Kawinmuthatorn)